As filed with the Securities and Exchange Commission on January 2, 2024

Registration No. 333-262871

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-262871
UNDER
THE SECURITIES ACT OF 1933

RPT REALTY
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	13-6908486 (I.R.S. Employer Identification No.)

c/o Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce M. Rubenstein, Secretary
Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY 11753
(516) 869-9000
 (Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq.
Steven R. Green, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by KRCX RPT Holdings, LLC, as successor by merger to RPT Realty, a Maryland real estate investment trust (the “Company”), deregisters all securities that remain unsold under the registration statement on Form S-3ASR, File No. 333-262871 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2022.

Effective on January 2, 2024, pursuant to the Agreement and Plan of Merger, dated as of August 28, 2023 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, RPT Realty, L.P., a Delaware limited liability company (“Company OP”), Kimco Realty Corporation, a Maryland corporation (“Kimco”), Kimco Realty OP, LLC, a Delaware limited liability company (“Kimco OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco (“Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco OP (“OP Merger Sub”), (i) the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Company Merger”), (ii) immediately following the Company Merger, Kimco contributed to Kimco OP all of the membership interests of Merger Sub and (iii) immediately prior to the Company Merger, OP Merger Sub merged with and into Company OP, with Company OP continuing as the surviving entity and as a subsidiary of Kimco OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated.

In accordance with undertakings made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jericho, state of New York, on January 2, 2024.

KRCX RPT HOLDINGS, LLC (as successor by merger to RPT Realty) By: Kimco Realty OP, LLC, its sole member By: Kimco Realty Corporation, its managing member

By:	/s/ Glenn G. Cohen
Name:	Glenn G. Cohen
Title:	Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

[Signature Page to Post-Effective Amendment on Form S-3ASR]